SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [X]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [X]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BANKNORTH GROUP, INC.
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed  on  table below per  Exchange Act  Rules  14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:

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         (2)   Aggregate number of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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         (4)   Proposed maximum aggregate value of transaction:

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         (5)   Total fee paid:

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   [ ]   Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

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         (2)   Form, Schedule or Registration Statement No.:

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                        [Logo] Banknorth Group, Inc.




                                                              April 9, 1999


Dear Fellow Shareholders:

      You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Holiday Inn Centre of Vermont Complex, 476 U.S. Route 7 South, Rutland, Vermont on Tuesday, May 11, 1999 at 11:00 a.m. A formal notice of meeting and proxy statement are attached.

      At the meeting you will be asked to elect five directors to a three-year term and to ratify the selection of the Company's independent auditors for 1999.

      We hope that you will be able to attend our Annual Meeting, the first since our merger with Evergreen Bancorp last year, and that you will take the opportunity to meet our three newest directors, all former directors of Evergreen, George Dougan, Robert Flacke and Anthony Mashuta. I look forward to seeing you there.


                                  Sincerely,


                                  /s/ William H. Chadwick
                                  William H. Chadwick
                                  President and Chief Executive Officer


        300 Financial Plaza, Burlington, Vermont 05401 (802) 658-9959


                        [Logo] Banknorth Group, Inc.

                             300 Financial Plaza
                          Burlington, Vermont 05401


                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON MAY 11, 1999

      The Annual Meeting of Shareholders of Banknorth Group, Inc. will be held at the Holiday Inn Centre of Vermont Complex, 476 U.S. Route 7 South, Rutland, Vermont on Tuesday, May 11, 1999 at 11:00 a.m. for the following purposes:

      1. To elect five directors to serve until the Annual Meeting of Shareholders in 2002;

      2. To ratify the selection of KPMG LLP as independent auditors of the Company for 1999; and

      3. To transact such other business as may properly be brought before the meeting.

      Only holders of Banknorth Group, Inc. Common Stock of record as of the close of business on March 16, 1999, are entitled to notice of, and to vote at, the Annual Meeting. A list of such shareholders will be available for examination by any shareholder ten days prior to the meeting during ordinary business hours at the Company's offices at 300 Financial Plaza in Burlington, Vermont, and at the offices of First Vermont Bank and Trust Company, 77 Merchants Row, Rutland, Vermont.

                                  By order of the Board of Directors,


                                  /s/ Thomas M. Dowling
                                  Thomas M. Dowling
                                  Secretary

Burlington, Vermont
April 9, 1999


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                           YOUR VOTE IS IMPORTANT

      WE URGE YOU TO FILL IN, DATE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING. SHOULD YOU ATTEND THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON IF YOU SO DESIRE.

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                            BANKNORTH GROUP, INC.
                             300 Financial Plaza
                         Burlington, Vermont  05401

                               PROXY STATEMENT

                       ANNUAL MEETING OF SHAREHOLDERS

                                May 11, 1999

      This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors of Banknorth Group, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999, at 11:00 a.m., at the Holiday Inn Centre of Vermont Complex, 476 U.S. Route 7 South, Rutland, Vermont, or at any adjournment or adjournments thereof.

      Proxy cards duly executed and returned by a shareholder will be voted as directed on the card. If no choice is specified, the proxy will be voted (i) FOR the election of the five nominees for director named in the proxy to serve until the Annual Meeting of Shareholders in 2002; and (ii) FOR ratification of the independent public accounting firm of KPMG LLP as the independent auditors of the Company for the ensuing year. If other matters are voted upon, the persons named in the proxy and acting thereunder will vote in accordance with the recommendations of management pursuant to the discretionary authority conferred in the proxy. Any proxy may be revoked by written notice to the Secretary of the Company prior to the voting of such proxy.

      All expenses of this solicitation will be paid by the Company. This solicitation of proxies by mail may be followed by solicitation either in person, or by letter or telephone, by officers or employees of the Company or its wholly-owned banking subsidiaries, Evergreen Bank, N.A., Farmington National Bank, First Massachusetts Bank, N.A., First Vermont Bank and Trust Company, Franklin Lamoille Bank, Granite Savings Bank and Trust Company, The Howard Bank, N.A., The Stratevest Group, N.A. and Woodstock National Bank. The Company will request brokers, banks and other similar agents or fiduciaries to forward proxy materials to beneficial owners of stock and, if requested, will reimburse them for the costs thereof.

      Under the rules of the Securities and Exchange Commission ("SEC"), boxes and a blank space are provided on the proxy card for shareholders to designate whether they wish to vote "for", "against", or "abstain" on any proposal, or to withhold authority to vote for one or more of the Company's nominees for director. Under Delaware law and the Company's By-laws, a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at the meeting. Votes withheld from director nominees, abstentions and broker non-votes (as defined below) are counted for purposes of determining whether a quorum is present and for determining the number of votes required to adopt a proposal. Assuming a quorum is present, a majority of the shares represented at the meeting in person or by proxy will be required to elect a nominee for director, to ratify the selection of the Company's independent auditors and to approve any other matter voted on. Since votes withheld from director nominees and abstentions and broker non-votes on other proposals are treated as shares outstanding and present at the meeting, they would have the effect of a vote against the nominee or proposal, as the case may be. A broker non-vote occurs when a broker who holds shares in street name for a customer does not have the authority under applicable stock exchange or broker self-regulatory organization rules to cast a vote on a particular matter (despite having voted the proxy on one or more other, discretionary matters) because such matter is deemed non-discretionary and the broker's customer has not furnished voting instructions. The difference between the number of votes cast by a broker on discretionary and non-discretionary proposals represents broker non-votes on the non-discretionary proposals.

      This proxy statement and accompanying proxy card were first sent to shareholders on or about April 9, 1999. A copy of the Company's Annual Report to Shareholders containing its audited financial statements for 1998 accompanies this proxy statement.

                              VOTING SECURITIES

      Only holders of record of the Company's shares of common stock outstanding as of the close of business on March 16, 1999 will be entitled to notice of and to vote at the Annual Meeting. As of such date, there were 23,201,336 shares of the Company's common stock issued and outstanding. Each such share is entitled to one vote on all matters presented to the shareholders for vote.

      As of February 1, 1999, the Company's wholly-owned trust company subsidiary, The Stratevest Group, N.A. ("Stratevest"), held as fiduciary approximately 307,859 shares (or 1.33%) over which it had sole voting and investment power and approximately 355,064 shares (or 1.53%) as to which it sought voting instructions from beneficial owners, donors, beneficiaries, co-trustees or co-executors. In cases in which Stratevest does not have sole voting control under the governing instrument, Stratevest will vote shares of the Company's common stock in accordance with instructions from donors, beneficiaries, co-trustees or co-executors and will not vote such shares unless instructions are received. Shares held by Stratevest as fiduciary over which it has sole voting power under either the governing instrument or applicable statute will be voted in a manner that best serves the interests of trust beneficiaries.

      The Company is not aware of any individual, person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") which currently owns beneficially more than 5% of the Company's outstanding common stock. In accordance with Section 13(g) under the Exchange Act, the Company was informed that, as of December 31, 1998, John Hancock Mutual Life Insurance Company and related entities owned, in the aggregate, 911,000 shares, with sole voting and investment power over such shares vested in John Hancock Advisors, Inc., an investment advisory firm affiliated with John Hancock Mutual Life Insurance Company. Those shareholdings represented approximately 5.96% of the Company's outstanding stock, before giving effect to the issuance on December 31, 1998 of shares of the Company's common stock in connection with completion of the merger with Evergreen Bancorp, Inc.("Evergreen") (the "Evergreen Merger"), and approximately 3.93% after giving effect to such Merger.

Stock Ownership of Directors and Executive Officers

      The following table shows the amount of common stock owned beneficially, directly or indirectly, by each incumbent director and nominee for director, by each of the executive officers named in the summary compensation table presented elsewhere in this proxy statement, and by all incumbent directors, nominees and executive officers of the Company as a group. Except as otherwise indicated in the footnotes to the table
(i) share data is presented as of March 1, 1999; and (ii) the named individuals possess sole voting and investment power over the shares listed.

                                                Shares
                                             Beneficially     Percent
           Shareholder or Group                Owned (1)     of Class
      ---------------------------------------------------------------

      Incumbent Directors and Nominees
      Thomas J. Amidon, Esq. (2)                23,490         .101%
      Jacqueline D. Arthur (3)                   1,736         .007%
      Robert A. Carrara (4)                      7,220         .031%
      William H. Chadwick (5)                  121,012         .522%
      Susan C. Crampton, CPA (6)                17,086         .074%
      George W. Dougan (7)                     180,722         .779%
      Robert F. Flacke (8)                      14,052         .061%
      Luther Frederick Hackett (9)              58,590         .253%
      Kathleen Hoisington                        1,039         .004%
      Douglas G. Hyde (10)                       1,652         .007%
      Anthony J. Mashuta (11)                   11,593         .050%
      Richard M. Narkewicz, M.D. (12)           27,966         .121%
      John B. Packard (13)                       1,337         .006%
      R. Allan Paul, Esq. (14)                  20,800         .090%
      Angelo P. Pizzagalli (15)                 22,668         .098%
      Thomas P. Salmon, Esq. (16)                3,257         .014%
      Patrick E. Welch (17)                        563         .002%

      Certain Executive Officers
      Owen H. Becker (18)                        9,500         .041%
      Richard J. Fitzpatrick (19)               29,504         .127%
      John M. Keel (20)....                      2,200         .009%
      Thomas J. Pruitt (21)                     57,473         .248%

      All Directors, Nominees and Executive
      Officers as a Group (22 individuals)     629,543        2.713%

--------------------

<F1>  Includes (i) 21,795 shares with respect to which voting or investment powers are shared; (ii) 6,277 shares as to which beneficial ownership is disclaimed; (iii) 55,400 shares of unvested performance stock awarded to certain members of the group under the Company's 1997 Equity Compensation Plan or predecessor plans (together, the "Equity Compensation Plan"); (iv) 203,200 shares underlying exercisable stock options awarded to certain members of the group under the Equity Compensation Plan, as amended ; (v) 71,297 stock units accrued to the accounts of certain members of the group under the Company's 1994 Deferred Compensation Plan, as amended (the "Deferred Compensation Plan"); and (vi) approximately 26,180 shares in which certain members of the group have an indirect interest by virtue of their participation in a pooled Company stock fund maintained under the Company's 401(k) Plan. Each stock unit accrued under the Deferred Compensation Plan will be payable in the form of one share of the Company's Common Stock. Share information relating to the 401(k) Plan and to the Deferred Compensation Plan is as of December 31, 1998, the date of the most recent 401(k) Plan report and most recent quarterly Deferred Compensation Plan accrual.
<F2>  Includes 8,404 stock units accrued to Mr. Amidon's account under the
      Deferred Compensation Plan.
<F3>  Includes 1,536 stock units accrued to Ms. Arthur's account under the
      Deferred Compensation Plan.
<F4>  Includes 3,482 stock units accrued to Mr. Carrara's account under the
      Deferred Compensation Plan.
<F5>  Includes (i) 11,252 shares held by Mr. Chadwick indirectly through the Company's 401(k) Plan; (ii) 28,200 shares of unvested performance stock granted under the Equity Compensation Plan; and (iii) 20,000 shares underlying exercisable stock options awarded to Mr. Chadwick under the Equity Compensation Plan.
<F6>  Includes (i) 6,264 shares held by Mrs. Crampton jointly with her husband; (ii) 4,080 shares held by her husband; and (iii) 6,742 stock units accrued to Ms. Crampton's account under the Deferred Compensation Plan.
<F7>  Includes (i) 126,000 shares underlying exercisable stock options which were awarded to Mr. Dougan by Evergreen and converted into stock options to purchase common stock of the Company upon consummation of the Evergreen Merger; and (ii) 1,284 shares allocated to Mr. Dougan's account under Evergreen's Employee Stock Ownership Plan.
<F8>  Includes (i) 3,600 shares underlying exercisable stock options which were awarded to Mr. Flacke by Evergreen and converted into stock options to purchase common stock of the Company upon consummation of the Evergreen Merger; and (ii) 1,013 shares held by Mr. Flacke's wife, as to which beneficial ownership is disclaimed.
<F9>  Includes (i) 49,504 shares held by various corporations controlled by
      Mr. Hackett; and (ii) 114 shares held by Mrs. Hackett's wife, as to which beneficial ownership is disclaimed.
<F10> Includes 1,394 stock units accrued to Mr. Hyde's account under the
      Deferred Compensation Plan.
<F11> Includes (i) 3,600 shares underlying exercisable stock options which were awarded to Mr. Mashuta by Evergreen and converted into stock options to purchase common stock of the Company upon consummation of the Evergreen Merger; (ii) 2,700 shares held by Cool Insuring Agency, Inc., of which Mr. Mashuta is President; and (iii) 2,610 shares accrued to Mr. Mashuta's account under the Deferred Compensation Plan.
<F12> Includes (i) 4,013 shares held by Dr. Narkewicz jointly with his wife as to which voting and investment power is shared; and (ii) 23,813 stock units accrued to Dr. Narkewicz's account under the Company's Deferred Compensation Plan.
<F13> Includes 1,137 stock units accrued to Mr. Packard's account under the
      Deferred Compensation Plan.
<F14> Includes (i) 4,574 shares held by Mr. Paul's wife as to which Mr.
      Paul disclaims beneficial ownership; and (ii) 9,040 stock units accrued to Mr. Paul's account under the Deferred Compensation Plan.
<F15> Includes (i) 6,718 shares held by Pizzagalli Construction Company,
      Inc., an affiliate of Mr. Pizzagalli as to which voting and investment power is shared; and (ii) 13,950 stock units accrued to Mr. Pizzagalli's account under the Deferred Compensation Plan.
<F16> Includes (i) 576 shares held by Mr. Salmon's wife as to which Mr.
      Salmon disclaims beneficial ownership; and (ii) 1,536 stock units accrued to Mr. Salmon's account under the Deferred Compensation Plan.
<F17> Includes 263 stock units accrued to Mr. Welch's account under the
      Deferred Compensation Plan.
<F18> Includes (i) 4,500 shares of unvested performance stock granted to
      Mr. Becker under the Equity Compensation Plan; and (ii) 5,000 shares underlying exercisable stock options awarded to Mr. Becker under the Equity Compensation Plan.
<F19> Includes (i) 7,254 shares held by Mr. Fitzpatrick indirectly through the Company's 401(k) Plan; (ii) 8,500 shares of unvested performance stock granted under the Equity Compensation Plan; and (iii) 10,000 shares underlying exercisable stock options awarded to Mr. Fitzpatrick under the Equity Compensation Plan.
<F20> Includes 1,800 shares of unvested performance stock granted to Mr.
      Keel under the Equity Compensation Plan.
<F21> Includes (i) 7,065 shares held by Mr. Pruitt indirectly through the
      Company's 401(k) Plan; (ii) 12,400 shares of unvested performance stock granted under the Equity Compensation Plan; and (iii) 21,000 shares underlying exercisable stock options awarded to Mr. Pruitt under the Equity Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act requires the Company's officers and directors to file with the Securities and Exchange Commission reports of their ownership and changes in ownership of the Company's equity securities and to furnish the Company with copies of all such reports. Except as noted in the following sentence, and based solely on its review of copies of Section 16 reports received by it, or on written representations from certain reporting persons that no filings were required for those persons, the Company believes that during 1998 all Section 16(a) filing requirements applicable to its officers and directors were complied with. During 1998, one Form 4 report was inadvertently filed late, relating to Mr. Chadwick's exercise of a stock option and related sale of the option shares pursuant to the cashless exercise procedures under the 1997 Equity Compensation Plan. Also during 1998, one Form 4 report was inadvertently filed late, relating to a sale of Company stock by Robert M. Gillis, a former Executive Vice President of the Company and former president of First Vermont Bank and Trust Company, following his retirement from the Company.

                                  ARTICLE I
                            ELECTION OF DIRECTORS

      The Certificate of Incorporation and By-laws of the Company provide for division of the Board of Directors into three classes, as nearly equal in number as possible, each class serving for a period of three years. As of the end of 1998, with the completion of the Company's merger with Evergreen Bancorp, Inc. ("Evergreen"), the Board of Directors consisted of seventeen persons. Of the six incumbent directors whose terms expire at the 1999 Annual Meeting, the following five directors will stand for re-election to serve a three-year term expiring in 2002: Kathleen Hoisington, Douglas G. Hyde, Anthony J. Mashuta, Angelo Pizzagalli and Thomas P. Salmon. Director R. Allan Paul, whose term expires at the 1999 Annual Meeting, has chosen not to stand for re-election to the Board and will retire at the Annual Meeting. In addition, Director Richard M. Narkewicz, M.D., whose term expires in 2000, has indicated that he will retire from the Board at the 1999 Annual Meeting. It is expected that both Directors Narkewicz and Paul will become Directors Emeriti upon their retirement from the Board. In light of these retirements, the Board has fixed at fifteen the number of directors for the ensuing year. Unless authority is withheld, proxies solicited hereby will be voted in favor of each of the five nominees to serve a three-year term expiring at the Annual Meeting in 2002. If for any reason not now known by the Company any of the five nominees should not be able to serve, proxies will be voted for a substitute nominee or nominees designated by the Board of Directors, or for fewer than five nominees if the Board has instead voted to fix the number of Directors at fewer than fifteen, as the Directors deem appropriate.

      Set forth in the table below is certain information concerning each of the nominees and other incumbent directors in the two classes whose stated terms expire in future years. The dates indicated for service on the Company's Board of Directors include service on the boards of the Company's predecessor bank holding companies, but not the subsidiaries.

                              Served as
                              Director
       Name and Age             Since            Principal Occupation
---------------------------------------------------------------------

Nominees for Director whose terms (if elected) will expire in 2002:

Kathleen Hoisington, 56         1996         President,
                                             Hoisington Realty, Inc.
                                             Bennington, VT
                                             (real estate agency)

Douglas G. Hyde, Esq., 56       1997         Principal,
                                             Douglas Hyde Associates
                                             Shelburne, VT
                                             (business development)

Anthony J. Mashuta, 42          1998(1)      President,
                                             Cool Insuring Agency, Inc.
                                             Latham, NY
                                             (insurance services)

Angelo P. Pizzagalli, 64        1983         Co-Chairman,
(Chairman of the Board of                    Pizzagalli Construction Company
Banknorth Group, Inc.)                       South Burlington, VT
                                             (construction business)

Thomas P. Salmon, Esq., 66      1982         Of Counsel,
                                             Salmon and Nostrand
                                             Bellows Falls, VT
                                             (law firm)

Incumbent Directors whose terms will expire in 2001:

Thomas J. Amidon, Esq., 59      1982         Attorney at Law
          Stowe, VT

Jacqueline D. Arthur, 49        1996         President and Chief Financial Officer,
                                             Frontline Solutions, Inc.
                                             Lowell, MA
                                             (association of technical and professional
                                             training companies)

Robert A. Carrara, 59           1983         Vice President and Treasurer,
                                             J.P. Carrara & Sons, Inc.
                                             North Clarendon, VT
                                             (concrete products)

William H. Chadwick, 62         1987         President and Chief Executive Officer,
                                             Banknorth Group, Inc.
                                             Burlington, VT

Susan C. Crampton, C.P.A., 58   1985         Principal,
                                             The Vermont Partnership
                                             Jericho, VT
                                             (business consultants)

George W. Dougan, 59            1998(1)      Vice Chairman,
                                             Banknorth Group, Inc.
                                             Burlington, VT

Incumbent Directors whose terms will expire in 2000:

Robert F. Flacke, 66            1998(1)      President,
                                             Fort William Henry Corporation
                                             Lake George, NY
                                             (Hotel operations)

Luther Frederick Hackett, 65    1983         President,
                                             Hackett, Valine & MacDonald, Inc.
                                             South Burlington, VT
                                             (insurance agency)

Richard M. Narkewicz, MD, 65    1983         Retired Physician,
                                             CHP/Kaiser Permanente, Northeast
                                             Shelburne, VT

John B. Packard, 53             1997         President,
                                             Catamount-Eagle Company, LLC
                                             Rye, NH
                                             (manufacturer and distributor,
                                             industrial equipment)

Patrick E. Welch, 52            1998         Chairman and Chief Executive Officer,
                                             National Life Insurance Company
                                             Montpelier, VT

--------------------

<F1>  Messrs. Dougan, Flacke and Mashuta formerly served on the Board of
      Directors of Evergreen and were appointed to Banknorth's Board upon completion of the Evergreen Merger. Mr. Dougan also served as Evergreen's President and Chief Executive Officer prior to the merger.

      Except as otherwise indicated, each of the individuals listed in the foregoing table has been employed by the firm or has had the occupation set forth opposite his or her name for the past five years. Before joining Frontline Solutions, Inc. (and its corporate predecessor, American Training Solutions, LLC) Ms. Arthur served as the Vice President and Chief Financial Officer of CP Clare Corporation, an electronics manufacturer in Beverly Massachusetts, and as Vice President and Chief Financial Officer of T Cell Sciences, Inc., a biotechnology firm in Needham, Massachusetts. Before forming his business development firm, Douglas Hyde Associates, Mr. Hyde served as President of Green Mountain Energy Resources LLC (1998) and President and Chief Executive Officer of Green Mountain Power Corporation (prior to 1998). Mr. Salmon previously served as President of the University of Vermont until his retirement from that position and his return to the practice of law with the firm of Salmon and Nostrand in 1998. Before joining National Life Insurance Company in 1997, Mr. Welch served as the Chairman of the Board and Chief Executive Officer of GNA Corporation in Seattle, Washington.

      Certain of the nominees and incumbent directors also serve as directors of other companies registered or filing reports under the Securities Exchange Act of 1934, or investment companies registered under the Investment Company Act of 1940, as follows;

      Mr. Dougan - Trans World Entertainment Corp.

      Mr. Hackett - Central Vermont Public Service Corporation and Vermont Electric Power Company, Inc.

      Mr. Salmon - Green Mountain Power Corporation (Chairman of the Board)

      Mr. Welch - The Sentinel Group Funds

Committees of the Board and Meeting Attendance

      During 1998, the Company's Board of Directors held nine regular meetings and three special meetings. Each incumbent director attended at least 75% of the aggregate of all meetings of the Company's Board of Directors and committees of which he or she was a member.

      The Company's Board of Directors has standing Executive, Audit, Compensation and Nominating/Governance Committees. Members of the committees are appointed annually by the Board of Directors.

      The Executive Committee has substantially all powers of the Board of Directors in the management of the business and affairs of the Company between meetings of the Board of Directors. The present members of the Company's Executive Committee are R. Allan Paul (Chair), Susan C. Crampton, William H. Chadwick, Luther F. Hackett, Richard M. Narkewicz, M.D., Angelo
P. Pizzagalli and Thomas P. Salmon. During 1998, the Executive Committee met six times.

      The functions of the Audit Committee are to recommend to the Company's Board of Directors the engagement of independent accountants and to review with the independent accountants the scope and results of the audits, the Company's internal controls and the professional services furnished by the independent accountants. The Audit Committee also has oversight responsibility for the Company's internal loan review functions. The present members of the Company's Audit Committee are Susan C. Crampton ( Chair), Thomas J. Amidon, Jacqueline D. Arthur, Robert A. Carrara, Kathleen Hoisington, John B. Packard and Patrick E. Welch. The Chairman of the Board attends meetings of the Committee ex officio but is not a member of the Committee and does not vote on matters considered by the Committee. During 1998, the Audit Committee met four times.

      The functions of the Nominating/Governance Committee are to recommend candidates for election as Directors of the Company and its subsidiaries and to consider recommendations for improvements in corporate governance. The Committee will consider recommendations by stockholders for nomination as Directors, provided such recommendations are submitted in writing to the Secretary of the Company. The present members of the Nominating/Governance Committee are Thomas P. Salmon (Chair), Thomas J. Amidon (Vice Chair), Robert A. Carrara, William H. Chadwick, Robert F. Flacke, Kathleen Hoisington, Luther F. Hackett and Douglas G. Hyde. The Chairman of the Board attends meetings of the Committee ex officio, but is not a member of the Committee and does not vote on matters considered by the Committee. During 1998, the Nominating/Governance Committee met three times.

      The functions and membership of the Company's Compensation Committee are described below under the caption "Compensation Committee Interlocks and Insider Participation."

Compensation Committee Interlocks and Insider Participation

      The Company is not aware of the existence of any interlocking relationships between the senior management of the Company and that of any other company.

      The present members of the Compensation Committee of the Board are Richard M. Narkewicz, M.D. (Chair), John B. Packard (Vice Chair), Jacqueline D. Arthur, Douglas G. Hyde, R. Allan Paul, Anthony J. Mashuta, Angelo P. Pizzagalli and Patrick E. Welch. President and Chief Executive Officer William H. Chadwick attends meetings of the Compensation Committee ex officio, but is not a member of the Committee and does not participate in its votes. The function of the Company's Compensation Committee is to review and to make recommendations to the Board of Directors concerning compensation and benefits paid to the Company's employees and to the Boards of Directors of the Company's subsidiaries. A Report of the Compensation Committee on matters relating to executive compensation is set forth below under the caption "COMPENSATION COMMITTEE REPORT." During 1998, the Compensation Committee met five times.

      Compensation Committee member R. Allan Paul is Of Counsel to the Burlington, Vermont law firm of Paul, Frank Collins, Inc., which performed various legal services for the Company or its subsidiaries during 1998 and is expected to also perform legal services for the Company or its subsidiaries during 1999.

Other Director Affiliations and Related Transactions

      Thomas J. Amidon is an attorney who practices law in Stowe, Vermont. Thomas P. Salmon is Of Counsel to the law firm of Salmon & Nostrand in Bellows Falls, Vermont. Susan C. Crampton's husband is a part owner of the law firm of Gravel and Shea in Burlington, Vermont. Each of these law firms performed various legal services for the Company or its subsidiaries during 1998 and it is expected that they will perform legal services for the Company or its subsidiaries during 1999.

      The Company's banking subsidiaries have had, and in the future expect to have, banking transactions with directors and officers of the Company, with members of their immediate families and with corporations and organizations with which the directors and officers are affiliated. These transactions were undertaken in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectibility or present any other unfavorable features.

Directors' Fees

      Directors of the Company who are not also salaried employees of the Company or its subsidiaries receive an annual retainer of $10,000. The Chair of the Board receives an additional annual retainer of $20,000. Chairs of the Company's standing committees receive an annual retainer of $2,000. All directors, other than salaried employees of the Company, receive $750 for each Board meeting attended and $600 for each committee attended, except that if a committee meeting is held on the same day as a
Board meeting the committee meeting fee is $400.   From time to time Board
meetings and committee meetings may be held by telephone conference, in which case reduced meeting fees apply ($375 for Board meetings; $300 for committee meetings).Directors are reimbursed for their out-of-pocket expenses incurred in attending meetings of the Board or its committees.

Deferred Compensation Plan

      Directors may elect to defer current receipt of some or all of their fees under the Company's Amended and Restated 1994 Deferred Compensation Plan For Directors and Selected Executives. Under the terms of the plan, participants may elect to credit deferrals to either or both of (i) a cash account which bears interest (adjusted annually) at a rate equal to one-half a percentage point above the one-year Treasury bill rate, and (ii) a Company common stock unit account. The number of common stock units credited to a participant's account is determined by the amount of the deferrals and the market value of the Company's common stock at the time the deferrals are credited to the account. Payment of deferrals from the cash account is made only in cash and payment from the Company stock account is made only in the form of common stock. Payments are deferred until the participant's retirement, death or disability, or at an earlier or later date elected by the participant. Amounts deferred and interest and other accruals under the plan represent a general unsecured obligation of the Company and no assets of the Company have been segregated to meet the Company's obligations under the plan.

Directors' Stock Ownership Guidelines

      Because the Board believes that ownership of Company stock helps align management and shareholder interests, the Board has adopted stock ownership guidelines for directors and certain officers. The stock ownership guidelines for executive officers are described below under the caption "COMPENSATION COMMITTEE REPORT." The directors' stock ownership guidelines recommend that each director own Company common stock equal in value to five times the amount of the director's annual retainer. If a director fails to achieve the recommended level of stock ownership within five years, the director will receive his or her retainer partially in the form of the Company's stock. Under the guidelines, stock units accrued under the Deferred Compensation Plan are considered in satisfying the stock ownership test, but stock options are not.

Directors Emeriti

      Several former directors of the Company have been appointed to serve as Directors Emeriti. Under By-law amendments adopted by the Board of Directors in 1996, only individuals who were directors of the Company on February 27, 1996 and who continue to serve until their retirement will qualify for appointment as Directors Emeriti, provided that they retire following attainment of age 65 and prior to the first Annual Meeting after attainment of age 67. Directors Emeriti are entitled to attend meetings of the Board of Directors, but do not vote on matters acted upon by the Board, nor is their presence counted for purposes of determining a quorum. Director Emeritus status terminates at the Annual Meeting following attainment of age 72. The Director Emeritus designation will terminate after all individuals who served on the Board of Directors on February 27, 1996 have served as Directors Emeriti or no longer qualify for such status. Each Director Emeritus is paid an annual retainer of $10,000, but receives no meeting or other fees. The present Directors Emeriti are Stephen E. Baker, Richard J. Fleming, Sr., Lawrence H. Reilly, Margaret E. Richey, Theodore H. Thomas, Jr. and Elizabeth G. Woods. Directors Richard M. Narkewicz, M.D. and R. Allan Paul, Esq. will become Directors Emeriti upon their retirement from the Board at the 1999 Annual Meeting.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 1.

                        COMPENSATION COMMITTEE REPORT

      The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. During 1998 the Committee was composed of seven independent, non-employee directors. Recommendations of the Committee on compensation are submitted to the full Board of Directors for approval.

      Based on the Committee's recommendation, the Board has approved the following principal objectives for the Company's executive policies:

      * To increase management's focus on long-term strategic plans to further the growth in the earnings of the Company.
      * To increase management's focus on decisions to maximize annual earnings.
      * To link shareholder and management interests by tying a significant portion of executive compensation rewards to changes in shareholder value.
      * To link shareholder and management interests by requiring executive stock ownership.
      *   To attract experienced management.
      *   To retain quality management.

      To reach these objectives, the executive compensation program contains three components:

      1. Base salary with possible annual merit increases based upon individual performance.
      2. Short-term cash incentive payments based on meeting annual plans and budgets approved by the Board of Directors and based upon a comparison to a select group of peer banking companies.
      3. Long-term stock and stock-based cash awards, for meeting performance goals approved by the Board of Directors over a two- to five-year period and based on corporate performance.

      The Committee believes that this compensation program fairly balances individual, subsidiary and corporate performance and recognizes both the short-term and long-term objectives of the Company.

      It is the philosophy of the Committee to place significant emphasis on incentive compensation, which reduces the relative amount of compensation that is fixed. Compensation for management positions is a mix of three components. For example, the portions of total compensation for the President and Chief Executive Officer ("CEO") under the approved plan for 1998, which would be earned if the Company met all performance objectives would be:

               Base Salary                    45%
               Short-Term Cash Incentives     22%
               Long-Term Stock Awards         33%
               Total Compensation            100%

      In general, the greater the executive's responsibilities, the greater is the portion of his or her potential total compensation that is tied to performance incentives and to the value of the Company's common stock. The Committee and the Board believe that this approach properly reflects the greater potential impact senior management has on the strength and performance of the Company over the longer term.

      The Committee and Board have established a peer group of like-sized, publicly traded commercial banking organizations to use for executive compensation comparisons. The Company's executive compensation program compares total compensation levels of the CEO and other executives to approximately the 50th percentile of the compensation peer group, which in 1998 consisted of 32 companies. There is no published data readily available on the combined stock performance of that peer group, though the Compensation Committee does review the relative stock performance over both one and five year periods of individual companies included in the group.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a public company for compensation in excess of $1 million paid to its CEO or any of its four most highly compensated executive officers (other than the CEO). Certain compensation deemed to be "performance based" under applicable Internal Revenue Service regulations is exempt from this limitation. The Committee has periodically considered the impact of
Section 162(m) on the Company and in the past has concluded, based on historical compensation levels, that Section 162(m) was not an immediate concern to the Company. The Committee is now evaluating that position based on anticipated future taxable compensation levels for certain Company executives that could result from short-term and long-term incentive compensation, including compensation resulting from exercise of stock options and vesting of performance stock awards, which reflects appreciation in the market value of the Company's Common Stock. The Committee and the Board will continue to review the Company's executive compensation arrangements in light of the issue of Section 162(m) deductibility and the Company's overall compensation goals described above.

Components of Compensation

      Base Salary. Consistent with the philosophy described above, the base salary of executive officers is generally targeted to be below the median of comparable businesses. Base salaries for all managers are reviewed annually and salaries may be increased based on individual contributions to the Company. Each position is assigned to a grade level and each grade level has a range of base salary.

      Management and the Compensation Committee work with the consulting firm of Watson Wyatt Worldwide in reviewing and setting the overall compensation strategy for the company. The pay ranges were reviewed in 1998, based on annual survey information from Watson Wyatt Worldwide. The midpoint (50th percentile) for the President and CEO for 1998 was $343,855 and for 1999 is $425,000.

      Mr. Chadwick's base salary was increased from $295,000 to $320,000 in 1998. In establishing his salary level the Committee and the Board considered the Company's 1997 performance, as measured by established goals for net income, return on average equity (ROAE), return on average assets
(ROAA), efficiency ratio and the ratio of non-performing assets to total assets (NPA/TA), as well as the Company's 1997 performance relative to its peer group. The other senior executives whose performance met or exceeded expectations, were also given base salary increases in 1998. All salary increases for senior executives were approved by the Compensation Committee and the Board.

      Short-Term Cash Incentives. During 1998 Executive personnel of the Company and its subsidiaries earned cash incentives under the Management Incentive Compensation Plan for meeting annual goals established by the Board. Incentives for the parent company executives are based 100% on corporate performance. Incentives for the subsidiary presidents are based on 75% on corporate performance and 25% on the respective subsidiary's performance. Incentives for designated members of senior management of each subsidiary are based 50% on corporate performance and 50% on the respective subsidiary's performance. In every case, the requirements of the Company to meet its overall goal must be met before any incentives are paid for the subsidiary's performance. The Board retains the discretion under the Plan to adjust the performance targets and/or payments amounts at any time in cases of significant nonrecurring events.

      For 1998, there were five levels of incentives of participants. Possible incentives for the President and CEO ranged between 0% and 90% of salary paid for the calendar year and for the other four most highly compensated executives, between 0% and 63%. Performance targets for the Company included targets based on ROAE, ROAA, efficiency ratio and NPA/TA. Performance targets for each subsidiary are based on that subsidiary's ROAA, as well as the subsidiary's efficiency ratio and NPA/TA ratio. The corporate and subsidiary performance targets for 1998 included ROAE and ROAA in order to emphasize the link between short-term and long-term performance.

      A performance-based peer comparison component is included to emphasize the Board's desire to rank in the higher percentiles of the peer group's performance. ROAE (weighted at two), and relative total return to shareholders (weighted at one) were chosen as peer group measures due to the high correlation between those measures and the market value of publicly traded commercial banking company stocks.

      Based upon 1998 performance, the President and CEO earned an incentive award of 55.7% of base salary. The other four most highly compensated executive officers of the Company earned incentive awards for 1998 ranging from 39.6% to 38.1% of base salary.

      Long-Term Stock Awards. Improvements in the Company's long-term performance, as evidenced by meeting Board-adopted goals for ROAE and ROAA and increased market value of its stock, are rewarded under the Banknorth Group, Inc. Equity Compensation Plan (the Plan). The Plan provides for discretionary awards to executives designated by the Compensation Committee. Awards may include stock options, stock appreciation rights, restricted stock, performance shares, restricted stock units and performance share units. Because awards of options and stock appreciation rights are keyed to the market value of the Company's stock at the time of grant, the future value of those awards is entirely dependent on increases in the market value of the Company's stock.

      During 1998, the Board of Directors granted an aggregate of 30,338 incentive stock options and 158,017 non-qualified stock options and awarded 7,000 performance shares (restricted stock with performance-based restrictions) to all Plan participants. The award amounts were set to approximate the compensation mix described above. The CEO received 2,758 incentive stock options, 7,242 non-qualified stock options and 3,200 performance shares. These awards were the highest of any Company executive. The other four most highly compensated executive officers received, in the aggregate, 11,032 incentive stock options, 14,573 non-qualified stock options and 2,800 performance shares with vesting of performance shares over five years tied to attainment of annual ROAE and ROAA targets.

      The Board intends that future option and performance share and unit awards will be consistent with the emphasis on performance-driven compensation and will be consistent with the mix of components of compensation described earlier in this report. The Committee and the Board consider stock-based awards annually based on the targeted compensation mix described above and not based upon prior or anticipated future awards.

Executive Stock Ownership Guidelines

      In order to further align the interests of executives and shareholders, the Board in 1994 adopted stock ownership guidelines for the Company's executives. (Similar guidelines were also adopted for the Directors). The guidelines recommend that executives own Company stock equal in market value to specified multiples of their base salary. The recommended multiple for the CEO is three times base salary and for the next four most highly compensated executive officers, the recommended multiple is two times base salary. If an executive has not attained these levels of stock ownership within five years, the executive may subsequently receive stock in lieu of cash awards to which the executive may otherwise be entitled. Stock options are excluded from the stock ownership calculations under the guidelines.

Banknorth Group, Inc. Compensation Committee

Richard M. Narkewicz, M.D., Chair     Luther F. Hackett*        R. Allan Paul, Esq.
Thomas J. Amidon*                     Douglas G. Hyde, Esq.     Angelo P. Pizzagalli
Jacqueline D. Arthur                  John B. Packard           Patrick Welch

--------------------

<F*>  Messrs. Amidon and Hackett served on the Committee until May, 1998.

      Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the SEC, neither the foregoing Report nor the material set forth below under the caption "STOCK PERFORMANCE COMPARISON" shall be deemed to be filed with the SEC for purposes of the Securities Exchange Act of 1934, nor shall such Report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended.

                        STOCK PERFORMANCE COMPARISON

      Set forth below is a line-graph presentation comparing the change in cumulative, five-year shareholder returns on the Company's stock with cumulative, five-year returns of two peer indices--the Nasdaq U.S.
Companies Stock Index and the Nasdaq Bank Stock Index. Both indices are unmanaged and published by Nasdaq.


                  NASDAQ US    NASDAQ BANK    NASDAQ BKNG
                  ---------    -----------    -----------

December 1993      100.000       100.000        100.000
                   103.035       101.643        106.410
                   102.073       100.365        102.050
March 1994          95.797        98.790         93.650
                    94.553       101.984         99.470
                    94.785       106.634        106.060
June 1994           91.318       106.639        107.030
                    93.193       108.119        123.620
                    99.135       110.882        132.210
September 1994      98.881       107.821        126.980
                   100.824       104.581        119.120
                    97.479       100.216        122.530
December 1994       97.752        99.636        115.940
                    98.310       102.982        134.380
                   103.509       108.018        134.280
March 1995         106.578       109.084        124.970
                   109.936       112.107        130.290
                   112.772       115.524        136.830
June 1995          121.911       120.435        144.210
                   130.873       126.109        158.960
                   133.526       132.878        170.260
September 1995     136.596       135.945        179.720
                   135.807       138.159        171.610
                   138.996       145.244        186.370
December 1995      138.256       148.383        209.490
                   138.936       148.729        183.650
                   144.224       150.772        186.370
March 1996         144.699       154.228        193.220
                   156.700       153.443        191.850
                   163.896       156.019        183.630
June 1996          156.508       156.788        189.150
                   142.551       154.835        180.860
                   150.538       165.560        196.050
September 1996     162.052       173.490        207.870
                   160.261       181.172        191.880
                   170.168       194.714        215.520
December 1996      170.015       195.908        232.310
                   182.098       206.805        228.110
                   172.026       218.474        253.530
March 1997         160.793       210.605        228.170
                   165.820       215.342        239.440
                   184.612       228.788        246.710
June 1997          190.266       245.068        262.310
                   210.349       263.878        275.070
                   210.028       261.731        285.220
September 1997     222.440       289.029        311.600
                   210.924       290.198        345.110
                   211.979       301.508        346.770
December 1997      208.580       328.018        368.260
                   215.158       313.620        356.800
                   235.360       330.930        369.380
March 1998         244.052       346.761        420.500
                   248.196       351.227        417.620
                   234.573       339.439        422.350
June 1998          251.119       340.136        428.130
                   248.467       329.863        404.270
                   199.752       268.966        318.610
September 1998     227.341       286.870        340.430
                   236.632       307.340        370.990
                   259.943       317.206        390.310
December 1998      293.209       324.902        440.010

Assumes $100 invested at the close of trading day preceding the first day of the fifth preceding fiscal year in BKNG common stock, NASDAQ, and NASDAQ Banks.

*    Cumulative total return assumes reinvestment of dividends.

                             EXECUTIVE OFFICERS

      Set forth below is certain information regarding the executive officers of the Company.

                                            Position with the Company
      Name and Age                     and Occupation for Past Five Years
-------------------------------------------------------------------------------

William H. Chadwick, 62         President, Chief Executive Officer and Director;
                                Chair, Banknorth Policy Committee.

George W. Dougan, 59            Vice Chairman and Director; Member, Banknorth Policy Committee.
                                Previously: President, Chief Executive Officer and Director of
                                Evergreen Bancorp, Inc. (1994-1998).

Thomas J. Pruitt, 56            Executive Vice President and Chief Financial Officer;
                                Member, Banknorth Policy Committee; Chairman, Banknorth
                                Asset/Liability Committee.

Richard J. Fitzpatrick, 49      Executive Vice President - Chief Banking Officer;
                                Member, Banknorth Policy Committee; Director, The Howard Bank, N.A.
                                Previously: President, Chief Executive Officer and Director, The Howard
                                Bank, N.A.

John M. Keel, 42                Executive Vice President-Chief Information Officer;
                                Member, Banknorth Policy Committee. Previously: Senior Vice
                                President, Key Services Corp., Cleveland, OH (prior to March, 1997).

Owen H. Becker, 61              Executive Vice President-Administration, Banknorth;
                                Member, Banknorth Policy Committee. Previously: Consultant, Vermont
                                State Colleges (1994).

Neal E. Robinson, 47            Senior Vice President, Treasurer and Principal
                                Accounting Officer, Banknorth; Treasurer, all Banknorth subsidiaries.

                           EXECUTIVE COMPENSATION

      The following table sets forth the cash compensation, and certain other compensation, paid to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1998 for services rendered to the Company and its subsidiaries in all capacities during each of the years 1996, 1997 and 1998.

                         Summary Compensation Table

                                        Annual Compensation               Long-Term Compensation
                                    ---------------------------    -------------------------------------
                                                                                 Securities
                                                                   Restricted    Underlying    All Other
                                                                      Stock       Options/      Compen-
Name and Principal Position(1)      Year    Salary(2)     Bonus     Awards(3)    SARs(#)(4)    sation(5)
--------------------------------------------------------------------------------------------------------

William H. Chadwick, President      1998    $327,499    $182,509    $174,000       10,000       $ 6,400
 and Chief Executive Officer        1997     290,376     133,238     175,313       12,000         6,333
                                    1996     272,096      43,195     142,875       20,000         6,000

Thomas J. Pruitt, Executive         1998    $202,385    $ 78,949    $ 54,375        7,000       $ 5,985
 Vice President and Chief           1997     188,846      60,656      70,125        8,000         6,041
 Financial Officer                  1996     182,115      20,238      57,150       10,000         6,000

Richard J. Fitzpatrick,             1998    $193,077    $ 76,445    $ 54,375        7,000       $ 6,354
 Executive Vice President of the    1997     158,846      64,634       5,063        5,000         5,708
 Company - Chief Banking Officer    1996     154,038      24,261       5,719        5,000         6,055

John M. Keel, Executive Vice        1998    $148,654    $ 57,989    $ 43,500        2,758       $ 5,451
 President - Chief Information      1997     101,250      32,521      35,063        5,000        69,834
 Officer (6)

Owen H. Becker, Executive           1998    $147,923    $ 57,704    $      -        8,847       $ 4,478
 Vice President - Administration    1997     137,692      44,226      35,063        5,000         4,933
                                    1996     128,077      14,233      35,719        5,000         5,634

--------------------

<F1>  Table does not include executive officers of Evergreen to whom compensation was paid during 1999 by Evergreen and for Evergreen Bank, N.A. prior to consummation of the Evergreen Merger. For informational purposes, data regarding the compensation paid by Evergreen in 1998 to Mr. Dougan, who now serves as the Company's Vice Chairman and who previously served as Evergreen's President and Chief Executive Officer prior to the Evergreen Merger, is set forth below under the caption "Other Management Compensation."
<F2>  Includes voluntary pre-tax and after-tax salary deferrals under the
      Company's Employee Savings (401(k)) Plan.
<F3>  During 1998, performance shares were awarded to the named executives under the Company's 1997 Equity Compensation Plan as follows: Mr. Chadwick, 3,200 shares; Mr. Pruitt, 1,000 shares; Mr. Fitzpatrick, 1,000 shares; and Mr. Keel, 800 shares. All such awards included an award of performance share units entitling the holder to receive a cash payment upon vesting equal to 50% of the value of the underlying shares. Vesting of both the performance shares and performance share units awarded in 1998 requires continuous service through the restriction period ending five years after the date of grant and is subject to the additional condition that vesting will occur in 25% increments (not to exceed 100% in the aggregate) only in any of the calendar years 1998 through 2002 in which the Company achieves a return on average equity of at least 13% and a return on average assets of at least 1.1%. All awards will vest immediately upon a change in control of the Company. Holders of performance stock are entitled to receive dividends on the performance stock during the restriction period if and to the extent dividends are paid on the Company's common stock generally. No dividends are paid on performance stock units. The amounts disclosed in the table include the value of both the performance stock and performance stock units on the respective dates of grant ($36.25 per share for performance stock awarded in 1998), without regard to restrictions. As of December 31, 1998, the total number of unvested shares of performance stock held by the individuals named in the table, together with the market value of those shares and related performance stock units on such date ($37.625 per share), without regard to restrictions, was as follows: Mr. Chadwick, 28,200 shares, $1,591,538; Mr. Pruitt, 12,400 shares, $699,825; Mr. Fitzpatrick, 8,500 shares, $479,719; Mr. Keel, 1,800 shares, $101,588; and Mr. Becker, 4,500 shares, $253,969.
<F4>  The numbers shown in the table represent the shares underlying stock options granted to the named executives under the Equity Compensation Plan (or its predecessor plan) during each of the years shown. All options shown in the table are subject to a two-year holding period from the date of grant before they become exercisable, and expire ten years from the date of grant. Options become immediately exercisable upon a change in control of the Company regardless of whether the two-year holding period has been met. All 1998 options were issued at an exercise price of $36.25 per share, which represents the fair market value of the Company's stock on the date of grant (July 28, 1998).
<F5>  Represents employer matching contributions under the Company's
      Employee Savings (401(k)) Plan and, for Mr. Keel, $68,034 in relocation expenses paid in 1997.
<F6>  Mr. Keel became an officer of the Company in March, 1997.

                       COMPENSATION AND BENEFIT PLANS

1997 Equity Compensation Plan

      Executives may receive awards of stock options, stock appreciation rights and restricted stock and restricted stock units (including performance shares and performance share units) under the Company's 1997 Equity Compensation Plan (the "Equity Compensation Plan"). Eligibility is limited to those officers and other key executive personnel of the Company and its subsidiaries who are in positions in which they may contribute significantly to the profitability of the Company. Eligible employees are designated annually by the Board of Directors, upon recommendation of the Compensation Committee, which administers the Plan. The Plan was approved by the shareholders in 1997 and provides that up to 1,050,000 shares may be issued, subject to standard antidilution adjustments such as for recapitalizations, stock splits and stock dividends. The Plan terminates in the year 2007 and any new Plan will require shareholder approval.

      Awards of performance shares and performance share units made pursuant to the Equity Compensation Plan, during the last three years to the five executives named in the summary compensation table are disclosed in such table and accompanying footnotes.

      The following table sets forth certain information regarding the grant of stock options under the Company's Equity Compensation Plan made during 1998 to the five executive officers named in the summary compensation table.

                    Option/SAR Grants in Last Fiscal Year

                          Number of      % of Total
                         Securities     Options/SARs
                         Underlying      Granted to         Exercise        Grant Date
                        Options/SARs    Employees in         or Base        Expiration    Present
      Name               Granted(#)     Fiscal Year      Price ($/Sh)(1)      Date(2)     Value(3)
--------------------------------------------------------------------------------------------------

William H. Chadwick        10,000          5.31%             $36.25           7/28/08     $80,650

Thomas J. Pruitt            7,000          3.72%              36.25           7/28/08      60,550

Richard J. Fitzpatrick      7,000          3.72%              36.25           7/28/08      60,550

John M. Keel                2,758          1.46%              36.25           7/28/08      23,857

Owen H. Becker              8,847          4.70%              36.25           7/28/08      76,526

--------------------

<F1>  Represents the fair market value of the Company's common stock on the date of grant. The exercise price may be paid in cash or in shares of the Company's stock valued at their fair market value on the date of exercise, or a combination of the two, or through withholding of a sufficient number of shares upon exercise.
<F2>  All options listed in the table (a) were granted on July 28 1998, (b)
      are subject to a two-year holding period before they become exercisable and (c) are subject to early termination following the optionee's termination of employment during the option period.
<F3>  Represents a discounted present value of $8.65 per share, determined using the Black-Scholes valuation method and assuming a grant date market price and option exercise price of $36.25 per share, an expected period of 5 years prior to option exercise, an annual dividend yield of 2.35%, expected market value volatility of 25.95% and an alternative, risk free investment rate of 4.50% per year.

      In assessing the grant date values in the foregoing table it should be kept in mind that no matter what theoretical value is placed on a stock option on the date of grant, its ultimate value will be dependent on the market value of the Company's stock at a future date and that value will in large part depend, in turn, on the efforts of its management team to foster the future success of the Company.

      The following table sets forth certain information regarding year-end values of outstanding stock options issued under the Equity Compensation Plan (and its predecessor plan) to the executive officers named in the summary compensation table, as well as information on option exercises during 1998 by such officers:

            Aggregated Option/SAR Exercises in Last Fiscal Year,
                        and FY-End Option/SAR Values

                                                                            Value of
                                                         Number of        Unexercised
                           Number                      Unexercised        In-the-Money
                         Of Shares                     Options/SARs       Options/SARs
                         Underlying                   at FY-End(#)(2)    at FY-End($)(2)
                        Options/SARs       Value       Exercisable/       Exercisable/
       Name              Exercised      Realized(1)    Unexercisable      Unexercisable
-----------------------------------------------------------------------------------------

William H. Chadwick        20,000        $435,375      20,000/22,000    $435,000/$181,375

Thomas J. Pruitt              N/A             N/A      21,000/15,000    $470,625/$123,625

Richard J. Fitzpatrick        N/A             N/A       5,000/7,000     $226,875/$ 80,875

John M. Keel                  N/A             N/A           0/7,758     $      0/$ 74,973

Owen H. Becker                N/A             N/A       5,000/11,089    $108,750/$ 79,470

--------------------

<F1>  Represents the difference between the option exercise price and the market value of the stock on the date of exercise.
<F2>  Year-end values are based on the market value of the Company's stock on December 31, 1998 ($37.625 per share), less the applicable option exercise prices.

Management Incentive Compensation Plan

      The Company's Management Incentive Compensation Plan, which provides short-term performance incentives, is described above under the caption "COMPENSATION COMMITTEE REPORT." Awards earned under the Plan for services rendered during each of the last three years by the five executives named in the summary compensation table are disclosed in such table and accompanying footnotes.

Employee Savings (401(k)) Plan

      The Company maintains an Employee Savings Plan (also known as 401(k)
Plan) which provides a means for eligible employees to accumulate savings and investment income without payment of current income taxes. Employees who have completed at least three months of service, as defined in the Plan, and are scheduled to work at least twenty hours per week are eligible to participate. Participants may elect to contribute to the Plan between 1% and 15% of eligible compensation on a pre-tax basis or between 1% and 10% on an after-tax basis, or a combination of both, up to a maximum of 15% of eligible compensation. The Company makes a matching contribution in cash or stock equal to 66 2/3% of the employee's contributions up to a maximum of 6% of eligible compensation. A participant may direct the investment of his Plan account among various portfolios maintained by the Company's trust and investment management subsidiary, The Stratevest Group, N.A., which serves as the trustee of the Plan. Participants are at all times fully vested in their Plan accounts. Generally, distribution of employee contributions is deferred until the participant's death, disability, retirement or other termination of employment, except in cases of financial hardship. Voluntary deferrals and matching employer contributions credited in the years 1996 through 1998 to the Plan accounts of the executives named in the summary compensation table are reflected in the table and accompanying footnotes.

Deferred Compensation Plan

      The Company's Amended and Restated 1994 Deferred Compensation Plan, pursuant to which participants may elect to defer receipt of all or a portion of their cash compensation, is described above under the caption "ARTICLE 1-ELECTION OF DIRECTORS-Deferred Compensation Plan."

Contracts with Management

      Certain officers of the Company, including Mr. Chadwick, George W. Dougan, Vice Chairman of the Company and formerly Evergreen's President and Chief Executive Officer, as well as the four additional executive officers named in the summary compensation table, are each parties to a Change of Control Agreement with the Company which provides for a lump sum payment to the officer in the event his employment with the Company is terminated (including a voluntary termination in some circumstances, such as due to a material reduction in his duties) within two years following a change in control of the Company. The change of control payment would be equal to the value of vested and unvested benefits and accruals under the Company's qualified and non-qualified plans, plus a specified multiple (three times for Mr. Chadwick and two times for Mr. Dougan and the named officers) of the aggregate of the officer's base salary then in effect, the average annual cash bonus earned by the officer during a specified calculation period (three years for Mr. Chadwick and two years for Mr. Dougan and the other named officers) and the value of the annual contributions and accruals for the officer's account under the Company's qualified and non-qualified plans. The officer would also be entitled under the agreement to immediate vesting of stock-based compensation, including awards under the 1997 Equity Compensation Plan and predecessor plans. Benefits under the change of control contracts are subject to reduction to the extent necessary to avoid payment of compensation that would be considered "excess parachute payments" under Section 280G of the Internal Revenue Code.

      Under these change of control agreements, a change in control will be deemed to have occurred if (i) any person (including an individual, entity or group) directly or indirectly owns, controls or has power to vote 25% or more of the Company's voting stock, (ii) any person controls the election of a majority of the Company's directors, or (iii) the Board of Directors determines that any person directly or indirectly exercises a controlling influence over the management or policies of the Company.

      The Board of Directors believes that the compensation protection afforded by the change of control agreements will facilitate an impartial assessment by management of any change of control situation by minimizing the possibility of conflicting personal financial interests.

      Mr. Dougan and the Company are also parties to an Employment Agreement pursuant to which Mr. Dougan will serve as Vice Chairman of the Company for a period of three years following the Evergreen Merger, at an annual salary of $225,000. During the term of his employment, Mr. Dougan will be eligible to participate in the Company's employee benefit plans and arrangements to the same extent as other Company employees. Mr. Dougan's duties focus on strategic planning, merger and acquisition opportunities and business development.

Other Management Compensation

      Mr. Dougan received from Evergreen and/or Evergreen Bank, N.A. regular cash compensation for services rendered during 1998, as follows: base salary, $396,512; short-term cash inventive bonus, $168,777; and matching employer contribution under Evergreen's 401(k) Plan, $4,800. Mr. Dougan also received during 1998 stock options with respect to 20,000 shares of Evergreen common stock (equivalent to 18,000 shares of Company common stock, adjusted for the merger exchange ratio), at an exercise price equal to the fair market value of the Evergreen common stock on the date of the grant, and became fully vested in such options upon consummation of the merger. Under Mr. Dougan's employment agreement with Evergreen in effect at the time of the merger, he received a change of control payment in the amount of $1,328,353, which amount reflected a reduction in benefits in order to avoid characterization as excess compensation under Section 280G of the Internal Revenue Code. In addition, Mr. Dougan is entitled to payment of benefits under the terms of Evergreen's supplemental retirement benefit plan. All of the foregoing compensation was paid or funded by Evergreen and/or Evergreen Bank, N.A. prior to consummation of the Evergreen Merger.

Employee Pension Plan

      The Company maintains a non-contributory, trusteed retirement income plan for the benefit of all employees of the Company and its subsidiaries who are 21 years of age or older and who have completed at least 1,000 hours of service during a one-year period, as defined in the plan. Pension benefits are based on the participant's average annual compensation, years of service and Social Security covered compensation at the date of retirement. "Average annual compensation" is defined as the highest average of the annual compensation earned in any three consecutive years during the ten years prior to retirement; "Social Security covered compensation" is the average of the taxable Social Security wage bases in effect during the last 35 years before attainment of Social Security normal retirement age; and a "year of service" is ordinarily a year in which a participant has worked at least 1,000 hours. A participant who retires on or after age 55 having at least 10 years of service is entitled to early retirement benefits, with the amount of the benefit adjusted accordingly.
Participants are fully vested after completion of five years of service. Pension benefits are payable as a joint or single life annuity or (in certain circumstances) as a lump sum at the election of the participant. Death benefits are payable to an employee's spouse in certain circumstances if an employee who is vested in the Plan dies prior to retirement. Special "grandfather provisions" apply to certain employees of the Company or its subsidiaries who were covered under prior plans. Benefit calculations are subject to the annual benefit limitation under Internal Revenue Code
Section 415 ($130,000 for 1998 and 1999) and to the limitation on annual covered compensation under Code Section 401(a)(17) ($160,000 for 1998 and 1999). However, the Company has entered into supplemental retirement arrangements (described below) with certain officers who would be affected by these limitations.

      The following table represents estimated annual benefits payable under the Plan upon retirement at age 65 in 1999 to participants in specified compensation and years of service classifications. Actual benefits for certain retirees covered by the grandfather provisions referred to above may exceed the amounts shown in the table.

 Assumed Average
   Three-Year                                   Years of Service
     Annual            ------------------------------------------------------------------
  Compensation           10          15          20          25          30          35
-----------------------------------------------------------------------------------------

$ 25,000                3,250       4,875       6,500       8,125       8,938       9,750
$ 50,000                7,601      11,402      15,202      19,003      20,628      22,253
$ 75,000               12,476      18,714      24,952      31,190      33,628      36,065
$100,000               17,351      26,027      34,702      43,378      46,628      49,878
$125,000               22,226      33,339      44,452      55,565      59,628      63,690
$150,000               27,101      40,652      54,202      67,753      72,628      77,503
$175,000 & Higher      29,051      43,577      58,102      72,628      77,828      83,028

      For purposes of calculating benefits under the Plan for all participants, including the executives named in the summary compensation table, eligible earnings include salary and incentive compensation payments (including any deferrals), but do not include matching employer contributions under the 401(k) Plan. The credited years of service under the Plan at December 31, 1998, for the executive officers named in the summary compensation table were approximately as follows: Mr. Chadwick, 12 years; Mr. Pruitt, 10 years; Mr. Fitzpatrick, 6 years; Mr. Keel, 2 years; and Mr. Becker, 4 years.

Supplemental Retirement Benefits

      The Company maintains a supplemental retirement plan for those of its executives (except as otherwise designated by the Board) whose pension under the Company's pension plan would be subject to pay or benefit limits under the Internal Revenue Code. Each of the executives named in the summary compensation table participates in the Plan, which restores the full amount of the benefit that would be payable under the pension plan if the benefit formula were applied without regard to such limitations. The Plan also provides that Mr. Becker, who joined the Company in 1995 at age 57, will receive a benefit, payable at age 65, of either $1,000 per month for life if he leaves the Company before becoming vested in the Company's qualified pension plan, or $2,000 per month for life if he leaves after becoming vested. The table below shows total estimated annual pension benefits (including supplemental benefits), for specified compensation and years of service categories, assuming retirement at age 65 in 1999.

Assumed Average
  Three-Year                          Years of Service
    Annual          -------------------------------------------------------------
 Compensation         10         15         20         25         30         35
---------------------------------------------------------------------------------

$175,000            31,976     47,964     63,952     79,940     85,628     91,315
$200,000            36,851     55,277     73,702     92,128     98,628    105,128
$225,000            41,726     62,589     83,452    104,315    111,628    118,940
$250,000            46,601     69,902     93,202    116,503    124,628    132,753
$275,000            51,476     77,214    102,952    128,690    137,628    146,565
$300,000            56,351     84,527    112,702    140,878    150,628    160,378
$325,000            61,226     91,839    122,452    153,065    163,628    174,190
$350,000            66,101     99,152    132,202    165,253    176,628    188,003
$375,000            70,976    106,464    141,952    177,440    189,628    201,815
$400,000            75,851    113,777    151,702    189,628    202,628    215,628
$425,000            80,726    121,089    161,452    201,815    215,628    229,440
$450,000            85,601    128,402    171,202    214,003    228,628    243,253
$475,000            90,476    135,714    180,952    226,190    241,628    257,065

      The supplemental plan also incorporates the terms of various retirement agreements between the Company or its subsidiaries and certain former employees, as well as the terms of a separate agreement with Mr. Chadwick, which provides him with an additional supplemental annual retirement benefit for the remainder of his lifetime following retirement at age 65 (or earlier with the consent of the Company). That annual benefit is equal to the number of years of his employment with the Company (and its predecessor companies and subsidiaries), multiplied by $5,300, up to a maximum annual benefit of $79,500. The annual benefit amount accrued for Mr. Chadwick as of December 31, 1998 was $63,600. At the Company's election, benefits under the agreement may be paid in equal monthly installments of one-twelfth of the annual accrued benefit or in less frequent lump sum payments. In the event of a change in control of the Company and subsequent termination of his employment, Mr. Chadwick would be entitled to receive in a lump sum a payment equal to the actuarial value of his accrued annual benefit. The agreement also provides for benefits in the event Mr. Chadwick becomes disabled while in the Company's employ.

      The Board of Directors believes that supplemental retirement benefits are an appropriate component of the Company's overall strategy for attracting and maintaining executives of high caliber. Benefits under the supplemental retirement arrangements referred to above will be paid out of the general assets of the Company, either directly or through the purchase of annuities or insurance coverage.

      In connection with the Evergreen Merger, the Company assumed the terms of Evergreen's supplemental retirement plan. Benefit payments under such plan have been funded through assets segregated in a rabbi trust. Beginning in April, 1999, Mr. Dougan will receive an actuarially reduced monthly benefit under such Plan in the amount of $12,544. Mr. Dougan does not participate in the Company's supplemental retirement plan described above.

                                  ARTICLE 2
                           APPOINTMENT OF AUDITORS

      The Company has appointed KPMG LLP, independent public accountants, as the external auditors for the Company for the year ending December 31, 1999, and requests ratification of that appointment. KPMG LLP has advised the Company that it has no direct or indirect financial interest in the Company.

      The Company's consolidated financial statements for the year ended December 31, 1998 were audited by KPMG LLP. Other services rendered during 1998 by KPMG LLP included tax return services, tax planning and consultation and services relative to certain filings with the SEC. It is expected that representatives of KPMG LLP will be present at the Annual Meeting of the Company where they will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ARTICLE 2.

                            SHAREHOLDER PROPOSALS

      The Company's By-laws provide that a shareholder must furnish timely written notice to the Company for nominations of persons for election as Director or for bringing other business before an annual or special meeting and the notice must contain specified information about the shareholder-proponent and the director nominee or proposal for other business. To be timely, a shareholder's notice must generally be delivered to the Secretary of the Company not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the previous year's annual meeting, or (in the case of a special meeting) not later than the 10th day following public announcement of the date of a special meeting. The advance notification deadline for shareholder nomination of directors or presentation of other business for consideration at the 2000 Annual Meeting is no earlier than January 12, 2000 and no later than February 11, 2000. Directors nominations or proposals for the transaction of other business will not be presented to the meeting unless the shareholder-proponent has complied with all of the requirements of the advance notice By-law. A copy of the Company's By-laws may be obtained upon request to the Corporate Secretary.

      Separate notification requirements apply in order for a shareholder's proposal to be considered for inclusion in the Company's proxy material for the 2000 Annual Meeting. In order to be so included, shareholder proposals must be submitted in writing to the President of the Company not later than November 26, 1999, and must comply with applicable rules and regulations of the SEC. Any such proposal will be omitted from or included in the proxy material at the discretion of the Board of Directors of the Company, in accordance with applicable rules and regulations.

                                OTHER MATTERS

      As of the date of this proxy statement, management knows of no business expected to come before the meeting except as set forth above. If any other matters should properly come before the meeting, proxies solicited hereby will be voted on such matters in accordance with the recommendations of management.


[X] PLEASE MARK VOTES          REVOCABLE PROXY
    AS IN THIS EXAMPLE      BANKNORTH GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS
TUESDAY, MAY 11, 1999, 11:00 A.M.

      The undersigned hereby appoints Luther F. Hackett and Dr. Richard M. Narkewicz, or either of them, as proxies, with full power of substitution in each, to vote the common stock of Banknorth Group, Inc. that the undersigned is (are) entitled to vote at the Annual Meeting of Shareholders to be held at the Holiday Inn Centre of Vermont Complex, 476 Route 7 South, Rutland, Vermont, on Tuesday, May 11, 1999, at 11:00 a.m., and at any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
                                                       With-   For All
                                               For     hold    Except
1.  ELECTION OF FIVE DIRECTORS                 [ ]      [ ]      [ ]
    To serve until the Annual Meeting in
    2002.
    Kathleen Hoisington, Douglas G. Hyde, Esq., Anthony J. Mashuta,
    Angelo P. Pizzagelli and Thomas P. Salmon, Esq.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

__________________________________________________________________________

                                               For    Against    Abstain
2.  To ratify the selection of the             [ ]      [ ]        [ ]
    independent public accounting firm
    of KPMG LLP as the Company's
    external auditors for 1999.

    In their discretion, to act upon such other business as may properly come before the meeting or any adjournments thereof. If any such business is presented, it is the intention of the proxies to vote the shares represented hereby in accordance with recommendations of the management.

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted "FOR" items 1 and 2.

    Please sign exactly as name(s) is (are) printed on the Proxy. When signing as attorney, executor, administrator, trustee, guardian or in any other representative capacity, please so indicate.

Date ________________________  Please be sure to sign and date this proxy in the box below.
_____________________________  ______________________________
Shareholder sign above         Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

                            BANKNORTH GROUP, INC.

                             PLEASE ACT PROMPTLY
                   SIGN, DATE & MAIL YOUR PROXY CARD TODAY